Exhibit 99.1

SYSCO REPORTS THIRD QUARTER NET EARNINGS OF $201 MILLION AND

DILUTED EPS OF $0.34 ($0.40 after adjusting for certain items)

HOUSTON, May 6, 2013 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week third fiscal quarter ended March 30, 2013.

Third Quarter Fiscal 2013 Highlights

•	Sales were $10.9 billion, an increase of 4.0% from $10.5 billion in the third quarter of fiscal 2012.

•	Operating income was $337 million, a decrease of 23.2%, compared to $439 million in last year’s third quarter.

•	Diluted earnings per share (EPS) were $0.34, which was 22.7% lower compared to $0.44 in last year’s third quarter.

•

After adjusting for certain items, which mainly related to a multi-employer pension plan (MEPP) withdrawal, adjusted[1] diluted EPS was $0.40. After further adjusting for business transformation expenses, to reflect the performance of the company’s underlying business, adjusted diluted EPS was $0.49, compared to $0.50 in the prior year period.

Year-To-Date Fiscal 2013 Highlights

•	Sales were $32.8 billion, an increase of 4.7% from $31.3 billion in the first 39 weeks of fiscal 2012.

•	Operating income was $1.2 billion, a decrease of 12.8%, compared to the prior year period.

•	Diluted EPS was $1.20, which was 13.0% lower compared to $1.38 in the prior year period.

•

After adjusting for certain items, adjusted diluted EPS was $1.28. After further adjusting for business transformation expenses to reflect the performance of the company’s underlying business, adjusted diluted EPS was $1.55 compared to $1.52 in the prior year period.

“Our financial results reflect in part the difficult market conditions we experienced in our underlying business during the third quarter. Sales and operating earnings were negatively impacted by economic and weather related headwinds which dampened consumers’ willingness to spend on meals away from home,” said Bill DeLaney, Sysco’s president and chief executive officer. “We remain committed to and highly focused on both improving the consistency of our business plan execution and successfully driving out our key strategic initiatives in a manner that contributes to the long-term success of our customers and shareholders.”

[1]	See Non-GAAP Reconciliations below for more information.

Third Quarter Fiscal 2013 Summary

Sales for the third quarter were $10.9 billion, an increase of 4.0% compared to sales in the same period last year. Food cost inflation was 2.4%, as measured by the estimated change in Sysco’s product costs, driven mainly by inflation in the produce and poultry categories. In addition, sales from acquisitions (within the last 12 months) increased sales by 1.8%, and the impact of changes in foreign exchange rates for the third quarter decreased sales by 0.1%. Case volume for the company’s Broadline and SYGMA operations combined grew 1.7% during the quarter, including acquisitions, and declined approximately 0.2%, excluding acquisitions.

Gross profit for the third quarter was $1.9 billion, an increase of 2.1%, compared to the prior year. Operating expenses in the third quarter increased $140 million, or 9.8%, compared to operating expenses in the prior year period. This increase was due primarily to a $46 million increase in certain items, including a $41 million charge from an MEPP withdrawal; a $34 million increase in gross business transformation expenses; and a $22 million increase in payroll expense. Excluding certain items and business transformation expenses, adjusted operating expenses increased 4.4%.

Operating income was $337 million in the third quarter, decreasing $102 million, or 23.2% compared to operating income in the prior year. Excluding certain items and business transformation expenses, adjusted operating income decreased 4.4%.

Net earnings for the third quarter were $201 million, a decrease of $58 million, or 22%, compared to the prior year. Diluted EPS in the third quarter of fiscal 2013 was $0.34, which was 22.7% lower compared to last year’s third quarter. Excluding certain items and business transformation expenses, adjusted diluted EPS was $0.49, which was a decrease of 2.0%, compared to the prior year.

Year-To-Date Fiscal 2013 Summary

Sales for the first 39 weeks of fiscal 2013 were $32.8 billion, an increase of 4.7% compared to sales in the same period last year. Food cost inflation was 2.3%, as measured by the estimated change in Sysco’s product costs, driven mainly by inflation in the poultry and meat categories. In addition, sales from acquisitions (within the last 12 months) increased sales by 1.2%, and there was no impact from foreign exchange rates. Case volume for the company’s Broadline and SYGMA operations combined grew 2.5% during the first 39 weeks, including acquisitions, and approximately 1.5%, excluding acquisitions.

Gross profit for the first 39 weeks was $5.8 billion, an increase of 2.9%, compared to the prior year. Operating expenses in the first 39 weeks increased $343 million, or 8.0%, compared to operating expenses in the prior year period. This increase was due primarily to a $119 million increase in gross business transformation expenses, a $69 million increase in payroll expense, a $65 million increase in certain items and an $18 million increase in fuel expense. Excluding certain items and business transformation expenses, adjusted operating expenses increased 3.8%.

Operating income was $1.2 billion in the first 39 weeks, decreasing $177 million, or 12.8%, compared to operating income in the prior year. Excluding certain items and business transformation expenses, adjusted operating income increased 0.5%.

Net earnings for the first 39 weeks were $709 million, a decrease of $103 million, or 12.7%, compared to the prior year. Diluted EPS in the first 39 weeks of fiscal 2013 was $1.20, which was 13.0% lower compared to the prior year period. Excluding certain items and business transformation expenses, adjusted diluted EPS was $1.55, which was an increase of 2.0%, compared to the prior year.

Cash Flow and Capital Spending

Cash flow from operations was $759 million for the first 39 weeks of fiscal 2013, compared to $908 million in the first 39 weeks of fiscal 2012, a decrease of $149 million or 16%. Capital expenditures totaled $111 million for the third quarter and $373 million for the first 39 weeks of the year. The primary areas for investment included facility replacements and expansions, replacements to Sysco’s fleet, and technology.

Free cash flow1 increased $111 million, or 40%, in the first 39 weeks of fiscal 2013 to $386 million compared to the first 39 weeks of fiscal 2012.

Conference Call & Webcast

Sysco’s third quarter fiscal 2013 earnings conference call will be held on Monday, May 6, 2013, at 10:00 a.m. Eastern. A live webcast of the call, a copy of this press release and a slide presentation, will be available online at www.sysco.com in the Investors section.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 185 distribution facilities serving approximately 400,000 customers. For Fiscal Year 2012 that ended June 30, 2012, the company generated record sales of more than $42 billion. For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at www.twitter.com/Sysco_Corp. For important news regarding Sysco, visit the Investor Relations portion of the company’s Internet home page at www.sysco.com/investors, follow us at www.twitter.com/SyscoStock and download the new Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should also continue to review our press releases and filings with the Securities and Exchange Commission. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

[1]	See Non-GAAP Reconciliations below for more information.

Forward-Looking Statements

Statements made in this press release or in our earnings call for the third quarter of fiscal 2013 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include our beliefs regarding market conditions and industry growth and the trends and factors impacting the foodservice market and industry, our intention to improve the consistency of our business plan execution, our plans and expectations related to and the timing, expected benefits, and costs of our business transformation initiatives, including our technology transformation efforts, and other strategic initiatives, the expected impact of changes in the timing of our technology transformation on annualized benefits expected from the Business Transformation Project by fiscal 2015, expectations regarding operating and free cash flow, capital expenditures and fuel expenses in fiscal 2013, and the benefits of recent acquisitions. These statements also include our belief that our current business efforts, strategy and initiatives will position us to take advantage of market trends, enhance our ability to grow our market share over the long term and expand our leadership position in the industry. The success of our business transformation initiatives and expectations regarding operating and free cash flow are subject to the general risks associated with our business, including the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise, inflation risks, the impact of fuel prices, and labor issues. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or that consumer confidence in the economy may not increase and decreases in consumer spending, particularly on food-away-from-home, may not reverse. Our ability to meet our long-term strategic objectives to grow the profitability of our business depends largely on the success of our Business Transformation Project, and the risk exists that the project and its various components may not be successfully implemented and may not provide the anticipated benefits. Also, there are other risks related to our project, including that the expected costs of our Business Transformation Project in fiscal 2013 and beyond may be greater or less than currently expected because we may encounter the need for changes in design or revisions of the project calendar and budget, including the incurrence of expenses at an earlier or later time than currently anticipated; the risk that our business and results of operations may be adversely affected if we experience operating problems, scheduling delays, cost overages or limitations on the extent of the business transformation during the ERP implementation and deployment process; and the risk of adverse effects if the ERP system, and the associated process changes, do not prove to be cost effective or result in the cost savings and other benefits that we anticipate. In fiscal 2011 and fiscal 2012, we took additional time to test and improve the underlying ERP system prior to larger scale development, and these actions caused a delay in the project. We have temporarily halted the deployment of certain components of our ERP system as we have identified areas of improvement that we want to address before we continue fully deploying to additional locations. We may experience further delays, cost overages and/or operating problems as we address these areas of improvement or when we deploy the complete system on a larger scale. Planned conversions and deployments in the coming quarters are dependent upon the success of current conversions and deployments and plans are subject to change at any time based on management’s subjective evaluation of our overall business needs. Other aspects of our business transformation initiatives, including our category management initiative, our cost transformation initiative and our product cost initiative, may fail to provide the expected benefits in a timely fashion, if at all. Capital expenditures may vary from those projected based on changes in business plans and other factors, including risks related to the implementation of our Business Transformation Project and our regional distribution centers, the timing and successful completions of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Current projections regarding industry growth and consumer trends may change and growth in the industry and trends regarding restaurant spending are subject to factors beyond our control. The benefits of recent acquisitions may not be realized as soon as expected, if at all, and the successful integration of acquisitions into our business may require additional resources in the short-term. We may not be successful in completing potential acquisitions that are currently in the pipeline and, as such, may not realize the expected benefits from potential acquisitions. Acquisitions may not close, or may be delayed, because of factors beyond our control, including the need for regulatory approvals. Fuel expense may vary from projections based on fluctuations in fuel costs, which are impacted by general economic conditions beyond our control. In the past, increased fuel prices have significantly increased our costs and reduced consumers’ demand for meals served away from home. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended June 30, 2012, as filed with the Securities and Exchange Commission and the Company’s subsequent filings with the SEC. Sysco does not undertake to update its forward-looking statements.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended		39-Week Period Ended
	Mar. 30, 2013	Mar. 31, 2012	Mar. 30, 2013	Mar. 31, 2012

Sales	$10,926,371	$10,504,746	$32,810,177	$31,335,557
Cost of sales	9,016,052	8,633,130	26,978,748	25,670,691

Gross profit	1,910,319	1,871,616	5,831,429	5,664,866
Operating expenses	1,573,117	1,432,786	4,632,794	4,289,698

Operating income	337,202	438,830	1,198,635	1,375,168
Interest expense	34,215	28,290	97,325	86,088
Other income, net	(3,410)	(2,248)	(7,640)	(5,470)

Earnings before income taxes	306,397	412,788	1,108,950	1,294,550
Income taxes	104,980	153,238	399,566	482,234

Net earnings	$201,417	$259,550	$709,384	$812,316

Net earnings:
Basic earnings per share	$0.34	$0.44	$1.21	$1.38
Diluted earnings per share	0.34	0.44	1.20	1.38

Average shares outstanding	589,149,731	585,823,393	588,222,833	588,004,593
Diluted shares outstanding	592,903,799	587,214,691	591,054,506	589,232,150

Dividends declared per common share	$0.28	$0.27	$0.83	$0.80

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In Thousands, Except for Share Data)

	Mar. 30, 2013	June 30, 2012

ASSETS
Current assets
Cash and cash equivalents	$331,520	$688,867
Accounts and notes receivable, less allowances of $82,895, $42,919, and $82,762	3,396,850	2,966,624
Inventories	2,413,190	2,178,830
Deferred income taxes	132,480	134,503
Prepaid expenses and other current assets	68,575	80,713
Prepaid income taxes	32,967	35,271

Total current assets	6,375,582	6,084,808
Plant and equipment at cost, less depreciation	3,938,277	3,883,750
Other assets
Goodwill	1,802,433	1,665,611
Intangibles, less amortization	150,779	113,571
Restricted cash	145,270	127,228
Other assets	244,869	262,239

Total other assets	2,343,351	2,168,649

Total assets	$12,657,210	$12,137,207

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$32,045	$—
Accounts payable	2,464,215	2,209,469
Accrued expenses	951,852	909,144
Accrued income taxes	—	50,316
Current maturities of long-term debt	208,792	254,650

Total current liabilities	3,656,904	3,423,579
Other liabilities
Long-term debt	2,557,314	2,763,688
Deferred income taxes	116,960	115,166
Other long-term liabilities	1,173,671	1,149,734

Total other liabilities	3,847,945	4,028,588
Commitments and contingencies
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175
Paid-in capital	1,029,443	939,179
Retained earnings	8,394,426	8,175,230
Accumulated other comprehensive loss	(620,720)	(662,866)
Treasury stock at cost, 171,925,048, 179,228,383, and 179,884,245 shares	(4,415,963)	(4,531,678)

Total shareholders’ equity	5,152,361	4,685,040

Total liabilities and shareholders’ equity	$12,657,210	$12,137,207

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS (Unaudited)

(In Thousands)

	39-Week Period Ended
	Mar. 30, 2013	Mar. 31, 2012
Cash flows from operating activities:
Net earnings	$709,384	$812,316
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	56,749	54,328
Depreciation and amortization	379,998	304,966
Deferred income taxes	(42,069)	(276,947)
Provision for losses on receivables	29,068	29,663
Other non-cash items	1,577	(1,267)
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(408,186)	(225,668)
(Increase) in inventories	(206,244)	(167,964)
Decrease (increase) in prepaid expenses and other current assets	14,826	(10,380)
Increase in accounts payable	210,317	104,239
Increase in accrued expenses	484	4,117
(Decrease) increase in accrued income taxes	(54,139)	141,784
(Increase) decrease in other assets	(528)	67,843
Increase in other long-term liabilities	70,005	71,274
Excess tax benefits from share-based compensation arrangements	(1,834)	(15)

Net cash provided by operating activities	759,408	908,289

Cash flows from investing activities:
Additions to plant and equipment	(373,048)	(633,196)
Proceeds from sales of plant and equipment	12,115	5,852
Acquisition of businesses, net of cash acquired	(210,036)	(83,354)
(Increase) in restricted cash	(18,042)	(29,771)

Net cash used for investing activities	(589,011)	(740,469)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments) net	—	211,267
Other debt borrowings	50,629	3,090
Other debt repayments	(277,339)	(6,424)
Debt issuance costs	—	(977)
Proceeds from common stock reissued from treasury for share-based compensation awards	497,688	82,545
Treasury stock purchases	(321,042)	(272,299)
Dividends paid	(482,030)	(464,809)
Excess tax benefits from share-based compensation arrangements	1,834	15

Net cash used for financing activities	(530,260)	(447,592)

Effect of exchange rates on cash	2,516	(9,529)

Net (decrease) in cash and cash equivalents	(357,347)	(289,301)
Cash and cash equivalents at beginning of period	688,867	639,765

Cash and cash equivalents at end of period	$331,520	$350,464

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$121,740	$109,618
Income taxes	501,499	617,640

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Sysco Corporation and its Consolidated Subsidiaries

COMPARATIVE SEGMENT DATA (Unaudited)

(In Thousands)

	13-Week Period Ended		39-Week Period Ended
	Mar. 30, 2013	Mar. 31, 2012	Mar. 30, 2013	Mar. 31, 2012
Sales:
Broadline	$8,861,568	$8,513,483	$26,698,301	$25,493,000
SYGMA	1,425,975	1,445,214	4,258,545	4,233,238
Other	699,505	586,440	2,019,967	1,734,123
Intersegment	(60,677)	(40,391)	(166,636)	(124,804)

Total	$10,926,371	$10,504,746	$32,810,177	$31,335,557

Comparative Supplemental Statistical Information Related to Sales (Unaudited)

Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.

	13-Week Period Ended		39-Week Period Ended
	Mar. 30, 2013	Mar. 31, 2012	Mar. 30, 2013	Mar. 31, 2012
Sysco Brand Sales as a % of MA-Served Sales	47.91%	45.92%	47.60%	46.03%
Sysco Brand Sales as a % of Broadline Sales	35.75%	35.06%	36.08%	35.55%
MA-Served Sales as a % of Broadline Sales	40.05%	40.95%	41.99%	42.69%

Data excludes U.S. Meat operations

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items and Underlying Business

(In Thousands, Except for Share and Per Share Data)

Sysco’s results of operations are impacted by certain items which include charges from restructuring our executive retirement plans, charges from the withdrawal from multiemployer pension plans, severance charges and charges from facility closures. Management believes that adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove these certain items provides an important perspective with respect to our results and provides meaningful supplemental information to both management and investors that removes these items which are difficult to predict and are often unanticipated, and which, as a result are difficult to include in analyst’s financial models and our investors’ expectations with any degree of specificity. Sysco believes the adjusted totals facilitate comparison on a year-over year basis.

Sysco’s results of operations are further impacted by costs from our multi-year Business Transformation Project. Management believes that further adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove the impact of the Business Transformation Project expenses provides an important perspective with respect to underlying business trends and results and provides meaningful supplemental information to both management and investors that is indicative of the performance of the company’s underlying operations and facilitates comparison on a year-over year basis.

The company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute in assessing the company’s results of operations for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the tables that follow, each period presented is adjusted to remove the certain items noted above. Each period has been further adjusted to remove expenses related to the Business Transformation Project.

	13-Week Period Ended Mar. 30, 2013	13-Week Period Ended Mar. 31, 2012	13-Week Period Change in Dollars	13-Week Period % Change
Operating expenses (GAAP)	$1,573,117	$1,432,786	$140,331	9.8%
Impact of Restructuring Executive Retirement Plans	(5,445)	—	(5,445)	NM
Impact of MEPP charge	(40,744)	(717)	(40,027)	NM
Impact of Severance charges	(3,595)	(3,318)	(277)	8.3
Impact of Facility closure charges	(285)	—	(285)	NM

Operating expenses adjusted for certain items (Non-GAAP)	$1,523,048	$1,428,751	$94,297	6.6%
Impact of Business Transformation Project costs	(83,238)	(49,478)	(33,760)	68.2

Adjusted operating expenses underlying bus. (Non-GAAP)	$1,439,810	$1,379,273	$60,537	4.4%

Operating Income (GAAP)	$337,202	$438,830	$(101,628)	-23.2%
Impact of Restructuring Executive Retirement Plans	5,445	—	5,445	NM
Impact of MEPP charge	40,744	717	40,027	NM
Impact of Severance charges	3,595	3,318	277	8.3
Impact of Facility closure charges	285	—	285	NM

Operating income adjusted for certain items (Non-GAAP)	$387,271	$442,865	$(55,594)	-12.6%
Impact of Business Transformation Project costs	83,238	49,478	33,760	68.2

Adjusted operating income underlying bus. (Non-GAAP)	$470,509	$492,343	$(21,834)	-4.4%

Net earnings (GAAP)	$201,417	$259,550	$(58,133)	-22.4%
Impact of Restructuring Executive Retirement Plans (net of tax)	3,580	—	3,580	NM
Impact of MEPP charge (net of tax)	26,785	451	26,334	NM
Impact of Severance charges (net of tax)	2,363	2,086	277	13.3
Impact of Facility closure charges (net of tax)	187	—	187	NM

Net earnings adjusted for certain items (Non-GAAP)	$234,332	$262,087	$(27,755)	-10.6%
Impact of Business Transformation Project costs (net of tax)	54,721	31,112	23,609	75.9

Adjusted net earnings underlying business (Non-GAAP) (1),(2)	$289,053	$293,199	$(4,146)	-1.4%

Diluted earnings per share (GAAP)	$0.34	$0.44	$(0.10)	-22.7%
Impact of Restructuring Executive Retirement Plans	0.01	—	0.01	NM
Impact of MEPP charge	0.05	—	0.05	NM
Impact of Severance charges	—	—	—	NM
Impact of Facility closure charges	—	—	—	NM

Diluted EPS adjusted for certain items (Non-GAAP)	$0.40	$0.45	$(0.05)	-11.1%
Impact of Business Transformation Project costs	0.09	0.05	0.04	80.0

Adjusted diluted EPS underlying business (Non-GAAP)	$0.49	$0.50	$(0.01)	-2.0%

Diluted shares outstanding	592,903,799	587,214,691

(1)

Tax impact of adjustments for executive retirement plans restructuring, MEPP charge, severance charges, charges from facility closures and Business Transformation expenses was $45,671 and $19,864 for the 13-week periods ended March 30, 2013 and March 31, 2012, respectively. Amounts are calculated by multiplying the operating income impact of each item by each quarter’s effective tax rate.

(2)

Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings for certain items and adjusted net earnings - underlying business, both divided by diluted shares outstanding.

NM	represents that the percentage change is not meaningful

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items and Underlying Business

(In Thousands, Except for Share and Per Share Data)

	39-Week Period Ended March 30, 2013	39-Week Period Ended Mar. 31, 2012	39-Week Period Change in Dollars	39-Week Period % Change
Operating expenses (GAAP)	$4,632,794	$4,289,698	$343,096	8.0%
Impact of Restructuring Executive Retirement Plans	(17,608)	—	(17,608)	NM
Impact of MEPP charge	(43,201)	(5,217)	(37,984)	NM
Impact of Severance charges	(15,341)	(7,678)	(7,663)	99.8
Impact of Facility closure charges	(1,974)	—	(1,974)	NM

Operating expenses adjusted for certain items (Non-GAAP)	$4,554,670	$4,276,803	$277,867	6.5%
Impact of Business Transformation Project costs	(242,282)	(122,839)	(119,443)	97.2

Adjusted operating expenses underlying bus. (Non-GAAP)	$4,312,388	$4,153,964	$158,424	3.8%

Operating Income (GAAP)	$1,198,635	$1,375,168	$(176,533)	-12.8%
Impact of Restructuring Executive Retirement Plans	17,608	—	17,608	NM
Impact of MEPP charge	43,201	5,217	37,984	NM
Impact of Severance charges	15,341	7,678	7,663	99.8
Impact of Facility closure charges	1,974	—	1,974	NM

Operating income adjusted for certain items (Non-GAAP)	$1,276,759	$1,388,063	$(111,304)	-8.0%
Impact of Business Transformation Project costs	242,282	122,839	119,443	97.2

Adjusted operating income underlying bus. (Non-GAAP)	$1,519,041	$1,510,902	$8,139	0.5%

Net earnings (GAAP)	$709,384	$812,316	$(102,932)	-12.7%
Impact of Restructuring Executive Retirement Plans (net of tax)	11,264	—	11,264	NM
Impact of MEPP charge (net of tax)	27,636	3,274	24,362	NM
Impact of Severance charges (net of tax)	9,814	4,818	4,996	103.7
Impact of Facility closure charges (net of tax)	1,263	—	1,263	NM

Net earnings adjusted for certain items (Non-GAAP)	$759,361	$820,408	$(61,047)	-7.4%
Impact of Business Transformation Project costs (net of tax)	154,988	77,081	77,907	101.1

Adjusted net earnings underlying business (Non-GAAP) (1),(2)	$914,349	$897,489	$16,860	1.9%

Diluted earnings per share (GAAP)	$1.20	$1.38	$(0.18)	-13.0%
Impact of Restructuring Executive Retirement Plans	0.02	—	0.02	NM
Impact of MEPP charge	0.05	0.01	0.04	NM
Impact of Severance charges	0.02	0.01	0.01	100.0
Impact of Facility closure charges	—	—	—	NM

Diluted EPS adjusted for certain items (Non-GAAP)	$1.28	$1.39	$(0.11)	-7.9%
Impact of Business Transformation Project costs	0.26	0.13	0.13	100.0

Adjusted diluted EPS underlying business (Non-GAAP)	$1.55	$1.52	$0.03	2.0%

Diluted shares outstanding	591,054,506	589,232,150

(1)

Tax impact of adjustments for executive retirement plans restructuring, MEPP charge, severance charges, charges from facility closures and Business Transformation expenses was $115,442 and $50,561 for the 39-week periods ended March 30, 2013 and March 31, 2012, respectively. Amounts are calculated by multiplying the operating income impact of each item by each 39-week period’s effective tax rate.

(2)

Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings for certain items and adjusted net earnings - underlying business, both divided by diluted shares outstanding.

NM	represents that the percentage change is not meaningful

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. We do not mean to imply that free cash flow is necessarily available for discretionary expenditures, however, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	39-Week Period Ended Mar. 30, 2013	39-Week Period Ended Mar. 31, 2012	39-Week Period Change in Dollars	39-Week Period % Change
Net cash provided by operating activities (GAAP)	$759,408	$908,289	$(148,881)	-16.4%
Additions to plant and equipment	(373,048)	(633,196)	260,148	41.1

Free Cash Flow (Non-GAAP)	$386,360	$275,093	$111,267	40.4%

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